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                                                                  EXHIBIT 99.01


                            HOLLINGER INC. (Canada)

                      HOLLINGER INTERNATIONAL INC. (U.S.)


                                PRESS RELEASE


           REORGANIZATION OF CANADIAN PUBLISHING INTERESTS COMPLETED


        TORONTO, CANADA, April 18, 1997 - HOLLINGER INC. ("HOLLINGER") (TSE, MSE, VSE: HLG; NASDAQ: HLGRF) and its subsidiary, HOLLINGER INTERNATIONAL INC. ("HOLLINGER INTERNATIONAL") (NYSE:HLR), announce that they have completed the transaction previously announced on January 7, 1997 whereby Hollinger has transferred (effective as of January 1, 1997) its Canadian publishing interests to a Canadian company in the Hollinger International consolidated group.

        Hollinger is a Canadian-based international newspaper company that, directly and through its subsidiaries and associated companies, is engaged primarily in the publishing, printing and distribution of newspapers and magazines in the United Kingdom, the United States, Canada and Israel. Hollinger holds 51.2% of the equity shares and 77.7% of the voting power in Hollinger International.

        Hollinger International, through subsidiaries and affiliated companies, is a leading publisher of English-language newspapers in the United States, the United Kingdom, Canada and Israel. Included among the 142 paid daily newspapers that the company owns or has an interest in are the Chicago Sun-Times and The Daily Telegraph. These 142 newspapers have a world-wide daily combined circulation of 4,021,000. In addition, the company owns or has an interest in 358 non-daily newspapers as well as magazines and other publications.

FOR INFORMATION PLEASE CALL:

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
J. A. Boultbee                    Paul B. Healy                      F. David Radler
Vice-President Finance and        Vice President, Corporate          President and Chief Operating
Treasury                          Development and Investor           Officer
Hollinger Inc. and                Relations                          Hollinger Inc. and
Vice-President and Chief          Hollinger International Inc.       Hollinger International Inc.
Financial Officer                 (212) 586-5666                     (604) 732-4443
Hollinger International Inc.
(416) 363-8721
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